EXHIBIT 10.75

PURCHASE AND SALE AGREEMENT FOR THE ISS ATLANTA BUILDINGS

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the “Agreement”), is made and entered into as of the 16th day of May, 2002, by and between MOUNT VERNON PLACE PARTNERS, LLC, a Georgia limited liability company (hereinafter referred to as “Seller”) and WELLS CAPITAL, INC., a Georgia corporation (hereinafter referred to as “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of Ten and No/100 Dollars ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1.  Definitions and Meanings.    In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter or letters, shall have the meaning ascribed thereto in this Paragraph 1:

“Actual Remaining Space Rent Credit” means an amount equal to the Base Monthly Rental and additional rental (attributable to “Operating Expense Differential”) that would be due and payable by Subtenant with respect to the Remaining Space under the Sublease for the period from the date of Closing through July 31, 2002, computed as if the “actual fourth target Commencement Date” under the Sublease occurred on the date of Closing instead of August 1, 2002, but taking into account that certain of the Operating Expenses would not be incurred with respect to the Remaining Space if and to the extent the Remaining Space is not occupied prior to July 31, 2002. Purchaser and Seller acknowledge that the Actual Remaining Space Rent Credit will not be known until the actual “Operating Expenses” under the Sublease for 2002 are determined by Purchaser and Purchaser delivers the “Statement of Actual Adjustment” as required by Section 8 of the Sublease.

“Agreement” means this Agreement for the Purchase and Sale of Property, together with all exhibits attached hereto and made a part hereof.

“Architect” means Warner, Summers, Ditzel, Benefield, Ward & Associates, Inc.

“As-Built Survey” has the meaning ascribed thereto in Paragraph 10(m) of this Agreement.

“Bond Purchase Agreement” means that certain Bond Purchase Agreement between Issuer and Seller dated as of September 1, 2000, relating to Taxable Revenue Bonds (Internet Security Systems, Inc. Project), Series 2000A.

“Bond Transfer Opinion” means an opinion from Seller’s counsel authorized to practice law in the State of Georgia and addressed to SunTrust Bank, as trustee under the Indenture, to the effect that neither the sale nor the transfer of the Series 2000A Bonds to Purchaser pursuant to this Agreement will result in a violation of the Securities Act of 1933 or other applicable securities laws.

“Boundary Line Agreement” means that certain Boundary Line Agreement among Issuer, Seller and Spring Creek Partners, LLC and joined in by Subtenant, Guarantor, Trustee and the holder of any deed to secure debt with respect to the Real Estate and the 6405 Property in the form attached hereto as Exhibit “BB” and by reference made a part hereof.

“Broker” means L. J. Melody & Company.

“Building 3 Lease” means that certain Mount Vernon Place (Building 3) Lease Agreement between Spring Creek Partners, LLC, as landlord, and Subtenant, as tenant, dated as of             , 2001 (undated).

“Business Days” means each day Monday through Friday, exclusive of any recognized United States holiday or a day on which banks in New York, New York are permitted or required to be closed for business.

“Earnest Money” means the amounts deposited by the Purchaser with the Escrow Agent as Earnest Money as provided in Paragraph 3 hereof.

“Effective Date” means the date on which this Agreement is duly executed by both Seller and Purchaser and a fully executed original counterpart of this Agreement has been received by both Seller and Purchaser, and said date shall be inserted in the first paragraph on page 1 hereof.

“Environmental Laws” means the following, as the same may have been amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq.; the Resource Conservation Act of 1976, 42 U.S.C. § 6921, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; the Federal Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and any other legislation or ordinance of any Governmental Authority identified by its terms as pertaining to hazardous substances or waste.

“Environmental Report” means the Report of Phase I Environmental Site Assessment prepared for The Griffin Company by Nova Engineering and Environmental, Inc. dated May 21, 1999.

“Escrow Agent” means First American Title Insurance Company.

“Estimated Remaining Space Rent Credit” means an amount equal to $1,264.14 for each day from and after the date of Closing through and including July 31, 2002.

“Existing Loan Documents” means the documents and instruments evidencing or securing the construction loan made to Seller by First Union National Bank with respect to the Property.

“Fifth Sublease Amendment” means that certain Fifth Amendment to Lease Agreement to be executed by Seller and Subtenant with respect to the Sublease, as provided in Paragraph 7(h) hereof, such amendment to be in the form attached hereto as Exhibit “F” and incorporated herein by this reference.

“Governmental Authority” means any federal, state, or municipal government, branch, authority, district, agency, court, tribunal, department, officer, official, board, commission or other instrumentality having jurisdiction with respect to the Property or the matter in issue, as the case may be.

“Guarantor” means Internet Security Systems, Inc., a Delaware corporation, formerly known as ISS Group, Inc.

“Guarantor Estoppel Certificate” means that certain Estoppel Certificate from Guarantor in the form attached hereto as Exhibit “H” and by this reference made a part hereof.

“Hazardous Substances” means petroleum, including crude oil or any fraction thereof, asbestos, polychlorinated biphenyls, and any other substance identified as hazardous substances or hazardous materials in the Environmental Laws.

“Home Office Payment Agreement” means that certain Home Office Payment Agreement by and among SunTrust Bank, Issuer and Seller dated as of September 1, 2000.

“Improvements” means all buildings, structures, and improvements situated on the Land, including, without limitation, those certain two (2) class A office buildings containing approximately 238,600 square feet of rentable floor area and connected by an elevated 2-story bridge, all parking areas and other amenities located on the Land, and all apparatus, elevators, built–in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, and electrical and other fixtures located on the Land (but excluding any such apparatus, equipment and machinery owned by the Issuer or the Subtenant).

“Indenture” means that certain Indenture of Trust between the Issuer and SunTrust Bank and dated as of September 1, 2000.

“Insignia Commission Agreement” means that certain Registration and Commission Agreement between Seller and Insignia/ESG, Inc. dated November 29, 1999.

“Inspection Period” means the period from the Effective Date through the date which is thirty (30) days after the Effective Date.

“Intangible Personal Property” means all intangible personal property owned by Seller and relating to or used in connection with the Property, including, without limitation, all (i) tradenames, (ii) logos, (iii) warranties and guaranties given in connection with the construction and repair of the Improvements or the purchase of any Personal Property, and (iv) certificates of occupancy (or the local equivalents), permits, licenses, approvals and authorizations issued by any Governmental Authority, and also including the Plans and Specifications, irrespective of whether same are considered “intangible” property.

“Issuer” means the Development Authority of Fulton County.

“Land” means that certain tract or parcel of land containing approximately 3.9 acres, located in Land Lot 35 of the 17th District of Fulton County, Georgia, and being described in Exhibit “A” attached hereto and by this reference made a part hereof, together with all rights, privileges and easements appurtenant to such tract or parcel of land, including all water rights, mineral rights, development rights, air rights, reversions or other appurtenances, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or proposed, adjacent to or abutting such tract or parcel of land.

“Lease” means that certain Lease Agreement between Issuer and Seller dated as of September 1, 2000, filed for record on December 14, 2000, recorded in Deed Book 29773, page 621, Fulton County, Georgia records, as amended by Amendment to Lease Agreement between Issuer and Seller dated as of December 20, 2001.

“Leasehold Estate” means that certain Leasehold Estate in and to the Land and Improvements created and established by the Lease.

“Leasing Agents” means Insignia/ESG, Inc. and The Griffin Company.

“Letter of Credit” shall mean that certain Letter of Credit issued by Wachovia Bank, N.A. in the original stated amount of $10,000,000.00 and deposited by Subtenant with First Union National Bank, as the beneficiary thereof.

“Minimum Survey Requirements” means the “minimum standard detail requirements for ALTA/ACSM land title surveys” jointly established and adopted by ALTA, ACSM and NSPS in 1999 and the “accuracy standards for land title surveys” (as adopted by ALTA, ACSM and NSPS) of an urban survey.

“Payment and Indemnity Agreement” means that certain Payment and Indemnity Agreement by and among Issuer, SunTrust Bank, Seller and Subtenant dated as of September 1, 2000, relating to Taxable Revenue Bonds (Internet Security Systems, Inc. Project).

“Permitted Exceptions” means the exceptions listed on Exhibit “J” attached hereto and by reference made a part hereof, the Boundary Line Agreement, the Reciprocal Easement Agreement, and any Title Objections to which Purchaser fails to object or which Purchaser waives pursuant to Paragraph 8 hereof.

“Personal Property” means all tangible personal property owned by Seller and now, or hereafter, located upon the Land or used in connection with the ownership, operation, management or maintenance of the Property, including, without limitation, all machinery, apparatus, equipment, engines, motors, appliances, office equipment, screens, art, furniture, coverings, blinds, curtains, vehicles, accessories, and the property described on Exhibit “B” attached hereto and by reference made a part hereof.

“Plans and Specifications” means those certain working drawings, plans and specification described on Exhibit “K” attached hereto and by reference made a part hereof.

“Project Architect Certificate” means that certain Project Architect Certificate in the form attached hereto as Exhibit “I” and incorporated herein by reference.

“Property” means, collectively, the Leasehold Estate, the Personal Property, the Intangible Personal Property, and all of Seller’s right, title and interest in and to the Sublease, the Fifth Sublease Amendment, the Sublease Guaranty, the Series 2000A Bonds, the Bond Purchase Agreement, the Payment and Indemnity Agreement, and the Home Office Payment Agreement.

“Purchase Price” means the amount which Purchaser shall pay to consummate the purchase and sale of the Property as provided in Paragraph 4 of this Agreement.

“Real Estate” means, collectively, the Land and Improvements.

“Reciprocal Easement Agreement” means the Reciprocal Easement Agreement among Seller, Issuer, Spring Creek Partners, LLC and joined in by Trustee, Tenant, Guarantor and the holders of any deeds to secure debt with respect to the Real Estate and the 6405 Property in form and substance as mutually agreed upon by Seller and Purchaser prior to the expiration of the Inspection Period.

“Remaining Space” means that certain rentable area on the fifth (5th) floor of the “Phase II Building” (as defined in the Sublease) comprising 23,100 rentable square feet as to which Subtenant is not obligated to pay full Base Monthly Rental at the rates set forth on Exhibit “L” attached hereto until the actual fourth target Commencement Date under the Sublease, which date has been represented by Seller to Purchaser to be August 1, 2002.

“Second Lease Amendment” means that certain Second Amendment to Lease Agreement to be executed by Issuer and Seller with respect to the Lease, as provided in Paragraph 7(g) hereof, such amendment to be in the form attached hereto as Exhibit “O” and incorporated herein by reference.

“Series 2000A Bonds” means, collectively, (i) that certain Development Authority of Fulton County Taxable Revenue Bond (Internet Security Systems, Inc. Project), Series 2000A, issued by Issuer, dated as of September 14, 2000, Numbered AR-1, in the stated amount of Twenty-Six Million and No/100 Dollars ($26,000,000.00), and (ii) that certain Development Authority of Fulton County Taxable Revenue Bond (Internet Security Systems, Inc. Project), Series 2000A, issued by Issuer, dated as of December 20, 2001, Numbered AR-2, in the stated amount of Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00).

“Service Contracts” means the contracts entered into by or on behalf of Seller for the maintenance and operation of the Property, as listed on Exhibit “M” attached hereto and by reference made a part hereof.

“6405 Property” means that certain real property described in Exhibit “N” attached hereto and by reference made a part hereof and being known as 6405 Barfield Road, Atlanta, Georgia, together with the improvements situated thereon and all appurtenances thereto.

“Sublease” means that certain Lease Agreement between Seller and Subtenant dated as of November 8, 1999, as amended by First Amendment to Lease Agreement between Seller and Subtenant, dated December 7, 1999, as further amended by Second Amendment to Lease Agreement between Seller and Subtenant, dated as of November 27, 2000, as further amended by Third Amendment to Lease Agreement between Seller and Subtenant, dated February             , 2001, and as further amended by Fourth Amendment to Lease Agreement between Seller and Subtenant, dated August 17, 2001.

“Sublease Guaranty” means that certain Guaranty Agreement executed by Guarantor in favor of Seller as “Landlord” under the Sublease, dated November 8, 1999, as reaffirmed by Guarantor’s joinder in that certain First Amendment to Lease Agreement dated December 7, 1999, as further reaffirmed by Guarantor’s joinder in that certain Second Amendment to Lease Agreement dated as of November 27, 2000, as further reaffirmed by Guarantor’s joinder in that certain Third Amendment to Lease Agreement dated as of February             , 2001, and as further reaffirmed by Guarantor’s joinder in that certain Fourth Amendment to Lease Agreement dated as of August 17, 2001.

“Subtenant” means Internet Security Systems, Inc., a Georgia corporation.

“Subtenant Estoppel Certificate” means that certain Estoppel Certificate with respect to the Sublease in the form attached hereto as Exhibit “G” and by this reference made a part hereof.

“Survey Requirements” means the Minimum Survey Requirements, plus the following items, whether or not covered by the Minimum Survey Requirements:

(i)  The political subdivision, county, and such other notations as will accurately describe the property surveyed shall be shown.

(ii)  All courses and distances of the boundaries of the Land shall be shown.

(iii)  The location of all Improvements (including measured dimensions) on the Land with the dimensions in relation to lot and building lines shall be shown. If any applicable restrictions, recorded plats, or zoning ordinances require a building to be set back specified distances from streets or property lines, the As–Built Survey must show measured distances from said building to said streets or lines.

(iv)  The location of all rights–of–way, water courses, drains, sewers, utility easements, driveways, or roads which serve the Real Estate or to which the Real Estate is subject shall be shown.

(v)  The names and widths of streets with the distance from the nearest corner to the beginning point of Land surveyed shall be shown.

(vi)  The total acreage or square foot area of the Land and the location and number of paved parking spaces shall be shown.

(vii)  The names of adjoining owners on all sides of the Land shall be shown.

(viii)  The surveyor shall certify that the real property, as shown and described in the As–Built Survey, does not constitute an illegal subdivision of land under applicable county or city ordinances.

(ix)  The surveyor shall certify as to whether or not the Land lies within a flood zone as determined by the United States Department of Housing and Urban Development. If the Land lies within a flood zone, the certification should reflect the flood zone classification

“Tenant Improvements” means all improvements constructed and to be constructed by the “Landlord” under the Sublease on or within the Building or on the Land (including without limitation, emergency generators as required by the Sublease) for use or operation by the Subtenant under or pursuant to the Sublease.

“Title Company” means First American Title Insurance Company.

“Title Objection” and “Title Objections” mean any mortgages, deeds of trust, deeds to secure debt, liens, financing statements, security interests, easements, leases, restrictive covenants, agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics’ or materialmen’s liens (inchoate or perfected), liens for federal or state estate or inheritance taxes and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting Seller and which affect title to the Real Estate or the Leasehold Estate or the right, power and authority of the Seller to convey good and marketable title to the Leasehold Estate to Purchaser in accordance with the terms of this Agreement, other than the Permitted Exceptions listed on Exhibit “J” attached hereto and by reference made a part hereof.

“Trustee” means SunTrust Bank.

“Warranties” means all warranties and guaranties relating to the construction, operation, maintenance, repair, and use of the Improvements and Personal Property.

2.  Purchase and Sale of Property.    Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell the Property to Purchaser and Purchaser hereby agrees to purchase the Property from Seller.

3.  Earnest Money.    Within two (2) business days after the full execution of this Agreement, Purchaser shall deliver to Escrow Agent, whose offices are at 5775 Glenridge Drive, N.E., Suite A-240, Atlanta, Georgia 30308, either by Purchaser’s check, payable to Escrow Agent, or by wire transfer of federal funds to Escrow Agent’s account, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Earnest Money”), which Earnest Money shall be held and disbursed by Escrow Agent pursuant to a written Escrow Agreement, the form of which is attached hereto as Exhibit “C” and by this reference made a part hereof. The Earnest Money shall be paid by Escrow Agent to Seller at Closing and shall be applied as a credit to the Purchase Price. All interest and other income from time to time earned on the Earnest Money shall be deemed a part of the Earnest Money for all purposes of this Agreement.

4.  Purchase Price.    Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Forty Million Five Hundred Thousand and No/100 Dollars ($40,500,000.00). The Purchase Price shall be paid by Purchaser to Seller at the Closing by cashier’s check or by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments, and credits as otherwise specified in this Agreement.

The amount of the Purchase Price has been determined by Seller and Purchaser based upon (i) the accuracy of the representations and warranties of Seller set forth in Paragraph 9(f) hereof and (ii) the assumption that the annual Base Monthly Rental (as defined in the Lease) and the Net Rental (as defined in the Lease) payable by the Subtenant under the Sublease from the date of the Closing and thereafter during the initial term of the Sublease shall be in the amounts set forth on Exhibit “L” attached hereto and by reference made a part hereof. Seller has advised Purchaser that

Subtenant is not obligated to pay full Base Monthly Rental at the rates set forth on Exhibit “L” attached hereto with respect to the Remaining Space until August 1, 2002. Accordingly, Seller and Purchaser have made provision for the payment by Seller to Purchaser of an amount equal to the Actual Remaining Space Rent Credit as hereinafter provided.

The amount of the Purchase Price has also been determined based on the assumption that the entire “Landlord’s Allowance for Tenant Costs” (as defined in the Sublease) has been fully funded by Seller, that all of Landlord’s obligations with respect to the construction and installation of the Tenant Improvements have been fully performed, and that all of the Tenant Improvements which Landlord is required to construct and install under the Sublease have been completed in accordance with the approved Drawings and Specifications with respect thereto and accepted by Subtenant, as evidenced by the execution and delivery of a Tenant Acceptance Agreement with respect thereto as provided in the Sublease, and a permanent certificate of occupancy or its equivalent has been issued by the applicable governmental authority with respect to the applicable such space in which Tenant Improvements have been constructed and installed, and that Landlord has received all Warranties issued and to be issued with respect to such Tenant Improvements and a final contractor’s affidavit and lien waiver from all contractors and subcontractors performing work or supplying labor or materials with respect to such Tenant Improvements. If (and only if) all of the foregoing conditions have not been satisfied and/or completed as of the date of Closing, (i) Seller shall deposit with Title Company in escrow, such portion of the Purchase Price equal to one hundred fifty percent (150%) of the costs and expenses reasonably estimated by Seller and Purchaser of satisfying and/or completing such conditions, and (ii) Seller and Purchaser shall enter into a construction management agreement at Closing pursuant to which Seller shall agree to construct, install and complete all such Tenant Improvements after the Closing to the full extent of the obligations and responsibilities of the Landlord under the Sublease with respect to such Tenant Improvements. The amount of the Purchase Price paid by Seller into escrow at Closing shall be paid to Seller by the Title Company upon the satisfaction and completion of the foregoing conditions. The form of the escrow agreement and construction management agreement described in this paragraph shall be mutually agreed upon by Seller and Purchaser prior to the expiration of the Inspection Period.

5.  Purchaser’s Inspection and Review Rights.    Commencing on the Effective Date of this Agreement and subject to the rights of the Subtenant, upon giving at least three (3) Business Days advance notice to Seller’s property manager, Purchaser and its agents, engineers, or representatives, with Seller’s reasonable, good faith cooperation, shall have the privilege of going upon the Real Estate as needed to inspect, examine, test, and survey the Real Estate at all reasonable times and from time to time. Such privilege shall include the right to make borings and other tests in specific locations reasonably approved by Seller to obtain information necessary to determine surface and subsurface conditions, provided that such activities do not materially interfere with the rights of the Subtenant or the ongoing operation of the Real Estate. Purchaser shall maintain at all times during its entry upon the Real Estate, commercial general liability insurance with limits of not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence, combined single limit. Such policy of insurance shall name Seller as an additional insured and such policy shall be primary with respect to the activities of Purchaser and its agents, engineers or representatives at the Real Estate, whether or not Seller holds other policies of insurance. A certificate issued by the insurance carrier of such policy shall be delivered to Seller prior to entry upon the Real Estate by Purchaser or its agents, engineers or representatives, for the purpose of performing any tests or inspections. Purchaser hereby agrees to hold Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of such privilege (but excluding any liability arising out of the existing environmental condition of the Real Estate or the presence of Hazardous Substances thereon and excluding any claims arising out of a release of existing or in-place Hazardous Substances on or under the Real Estate), and Purchaser further agrees to repair any damage to the Real Estate caused by the exercise of such privilege (excluding any damage arising out of a release of existing or in-place Hazardous Substances on or under the Real Estate). The obligations of Purchaser under the preceding sentence shall survive the Closing or any termination of this Agreement.

Seller has heretofore provided to Purchaser true and complete copies of the Lease, the Sublease, the Sublease Guaranty, the Series 2000A Bonds, the Bond Purchase Agreement, the Payment and Indemnity Agreement, the Home Office Payment Agreement, and the reports, documents and instruments described on Exhibit “D” attached hereto and by reference made a part hereof. Within two (2) business days after the effective date of this Agreement, Seller shall deliver to Purchaser true and complete copies of the reports, documents and instruments relating to the Property of the nature described on Exhibit “E” attached hereto and by reference made a part hereof. In addition to the foregoing, at all reasonable times prior to the Closing, Seller shall make available to Purchaser, or Purchaser’s agents and representatives, at Seller’s office in Atlanta, Georgia, and for copying at Purchaser’s expense, all other books, records, and files relating to the ownership and operation of the Property in the possession or control of Seller or Seller’s managing agent. Seller further agrees to assist and cooperate with Purchaser in good faith in coming to a thorough understanding of the books, records, and files relating to the Property.

6.  Special Condition to Closing.    Subject to the requirements, obligations and limitations set forth in Paragraph 5 hereof, Purchaser shall have until and through the expiration of the Inspection Period to make investigations, examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement, Escrow Agent shall pay to Seller from the Earnest Money the sum of Twenty–Five Dollars ($25.00) and the balance of the Earnest Money shall be refunded by Escrow Agent to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder.

If the purchase and sale of the Property contemplated in this Agreement fails to close for any reason whatsoever, Purchaser agrees to return to Seller all reports regarding the physical condition of the Real Estate, including the mechanical systems thereof, the plans and specifications with respect to the Improvements, and all reports regarding the environmental condition of the Real Estate, furnished to Purchaser by Seller or its agents or representatives. Furthermore, if the purchase and sale of the Property contemplated in this Agreement fails to close for any reason other than the default by Seller hereunder, Purchaser shall also deliver to Seller copies of all reports and surveys relating to the physical and environmental condition of the Property furnished to Purchaser by third parties; provided, however, that delivery of such copies shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise.

7.  General Conditions Precedent to Purchaser’s Obligations Regarding the Closing.    In addition to the conditions to Purchaser’s obligations set forth in Paragraph 5 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Purchaser to Seller:

(a) Seller has complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Agreement.

(b) All representations and warranties of Seller as set forth in this Agreement shall be in all respects true and correct as of the date made and as of Closing (and as if made without limitation or qualification as to Seller’s knowledge).

(c) Except for the Boundary Line Agreement, the Second Lease Amendment, the Fifth Sublease Amendment, and the Reciprocal Easement Agreement, there has been no adverse change to the title to the Property after the Effective Date of this Agreement which has not been cured and the Title Company is prepared to issue to Purchaser upon the Closing a leasehold title insurance policy with respect to the Leasehold Estate which shall include in Schedule B thereof only the Permitted Exceptions (as hereinafter defined).

(d) The Subtenant shall not be in material default (without regard to the expiration of any applicable cure period provided in the Sublease with Subtenant) under the terms of the Sublease as of the date of Closing.

(e) Seller shall obtain and deliver to Purchaser prior to Closing a fully completed Subtenant Estoppel Certificate with respect to the Sublease duly executed by the Subtenant thereunder. The Subtenant Estoppel Certificate shall be executed as of a date not more than fifteen (15) days prior to Closing.

(f) Seller shall obtain and deliver to Purchaser prior to Closing a fully completed Guarantor Estoppel Certificate duly executed by Guarantor. The Guarantor Estoppel Certificate shall be executed as of a date not more than fifteen (15) days prior to Closing.

(g) Seller shall, prior to Closing, cause to be duly and fully executed by all parties thereto and rush recorded in the Office of the Clerk of the Superior Court of Fulton County, Georgia, the Boundary Line Agreement and the Second Lease Amendment, and

shall prior to Closing deliver to Purchaser a photocopy of the rush recorded originals showing the recording information.

(h)  Seller shall, prior to Closing, obtain an amendment to the Sublease substantially in the form attached hereto as Exhibit “F” and by reference made a part hereof, (i.e., the Fifth Sublease Amendment) duly executed by Seller, Subtenant and Guarantor.

(i)  Seller shall, prior to Closing, obtain an amendment and restatement to the Agreement Regarding Letter of Credit substantially in the form of the Assignment, Assumption, Amendment and Restatement of Agreement Regarding Letter of Credit attached hereto as Exhibit “W” and by reference made a part hereof.

(j)  Seller shall, prior to Closing, cause to be fully executed and rush recorded in the Office of the Clerk of the Superior Court of Fulton County, Georgia, that certain Reciprocal Easement Agreement in the form attached hereto as Exhibit “I” and by reference made a part hereof, and shall prior to Closing deliver to Purchaser a photocopy of the rush recorded original showing the recording information.

(k)  Seller shall, prior to Closing, obtain a certificate from the Architect substantially in the form attached hereto as Exhibit “I” and incorporated herein by reference.

(l)  Seller shall, prior to Closing, obtain an amendment to the Building 3 Lease substantially in the form attached hereto as Exhibit “CC” and by reference made a part hereof, duly executed by Spring Creek Partners, LLC (the owner of the 6405 Property), Subtenant and Guarantor.

(m)  Seller shall, prior to Closing, cause to be fully executed and rush recorded in the Office of the Clerk of the Superior Court of Fulton County, a right-of-way deed from the Development Authority of Fulton County to Fulton County, Georgia, and joined in by Seller as the holder of the Leasehold Estate under the Lease, establishing the western boundary line of the Land as being located and described along the easterly new right-of-way line of Barfield Road as described in Exhibit “A” attached hereto and made a part hereof, and shall prior to Closing deliver to Purchaser a photocopy of such rush-recorded original showing the recording information.

(n)  Seller shall, at or prior to Closing, deliver to Purchaser evidence satisfactory to Purchaser and Title Insurer that no drainage of surface or other water from the Real Estate across the land of others is required, or if required, that such drainage is provided for through public easements or private easements described herein as a part of the Land, and that sanitary sewer service to the Real Estate is provided by publicly dedicated easements or rights-of-way available at the boundary line(s) of the Land, or through appurtenant private easements described herein as a part of the Land that connect to a publicly dedicated easement or right-of-way.

In the event Purchaser shall terminate this Agreement as a result of the non-satisfaction of any of the foregoing conditions (other than the failure of any such condition due to a breach or default hereunder by Purchaser or Seller, in which case the provision of Paragraphs 16 or 17, as applicable, shall control), Purchaser shall be entitled to an immediate return of the Earnest Money from Escrow Agent and no party shall have any other rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement.

8.  Title and Survey.    Good and marketable record title to the Leasehold Estate shall be conveyed by Seller to Purchaser by Assignment and Assumption of Lease Agreement, free and clear of all liens, easements, restrictions, and encumbrances whatsoever, excepting only the Permitted Exceptions. Prior to the expiration of the Inspection Period, Purchaser shall cause an examination to be made of Seller’s title to the Leasehold Estate and Purchaser shall deliver to Seller written notice of any objections to Seller’s title to the Leasehold Estate, other than the Permitted Exceptions, and any objections to the initial As-Built Survey delivered by Seller to Purchaser pursuant to Paragraph 10(m) hereof. In addition, Purchaser may, prior to Closing, re-examine Seller’s title to the Leasehold Estate and any revisions to the As-Built Survey and deliver to Seller any objections, other than the Permitted Exceptions, to Seller’s title to the Leasehold Estate which are recorded subsequent to the effective date of Purchaser’s initial examination of Seller’s title to the Leasehold Estate and/or matters of survey disclosed on any subsequent revision to the As-Built Survey. In the event either of the aforesaid title examinations shows any liens, encumbrances or defects, other than the Permitted Exceptions, or in the event that the As-Built Survey (or any revision thereof) discloses any adverse matters of survey, Purchaser shall give written notice to Seller of any and all such defects and objections, and Seller shall then have three (3) days after receipt of such notice of title and/or survey defects or objections from Purchaser to advise Purchaser in writing which of such title and/or survey defects or objections Seller does not intend to satisfy or cure; provided, however, Seller hereby agrees that Seller shall satisfy or cure at or prior to Closing any such defects or objections consisting of taxes, mortgages, deeds of trust, mechanic’s or materialmen’s liens or other such monetary encumbrances (including the Existing Loan Documents), and any title and/or survey defects or objections created by Seller in violation of this Agreement. In the event Seller fails to give such written advice to Purchaser within such three (3) day period, Seller shall be deemed to have agreed to satisfy or cure all such defects or objections set forth in Purchaser’s notice. Seller shall have until Closing to satisfy or cure all such defects and objections which Seller agreed (or is deemed to have agreed) to satisfy or cure as provided above. If Seller fails or refuses to cure any defects and objections which are required herein to be satisfied or cured by Seller prior to the Closing, then, at the option of Purchaser, (i) Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, in which event the Earnest Money shall be immediately refunded to Purchaser, and Purchaser and Seller shall have no further rights, obligations or liabilities hereunder, except for the obligations of the parties which are herein expressly stated to survive the termination of this Agreement, (ii) if any such defect or objection is one that Seller agreed (or is deemed to have agreed) to satisfy or cure as provided above, Purchaser may cure such defect or objection, in which event the Purchase Price payable pursuant to Paragraph 3 hereof shall be reduced by an amount equal to the actual cost and expense incurred by Purchaser in connection with the curing of such defect or objection, (iii) Purchaser may accept title to the Leasehold Estate subject to such defects and objections, or (iv) any combination of items (ii) and (iii). In the event Purchaser elects to cure any such defects and objections pursuant to item (ii)

hereof, Purchaser at its option, upon giving notice to Seller, may extend the date of Closing until the curing of such defects or objections or thirty (30) days from and after the previously scheduled date of Closing, whichever shall first occur. If any defect or objection shall not have been cured within such period, Purchaser may exercise its option under either item (i) or (iii) hereof.

9.  Representations and Warranties of Seller.    Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a)  Lease and Sublease.    The Lease and Sublease are the only leases in effect relating to the Real Estate. Seller has delivered to Purchaser a complete and accurate copy of each of the Lease and the Sublease. Seller is the “lessee” under the Lease and has not transferred, assigned, pledged, or hypothecated its rights and interests under the Lease to any person or entity whatsoever. Seller is the “landlord” under the Sublease and owns unencumbered legal and beneficial title to the Sublease and the rents and other income thereunder, subject only to the Existing Loan Documents, which shall be paid and cancelled at the time of the Closing.

(b)  Lease—Default.    Seller has not received any notice of termination or default under the Lease, (ii) to the best of Seller’s knowledge, there are no existing or uncured defaults by Seller under the Lease, and (iii) to the best of Seller’s knowledge, there are no events which with passage of time or notice, or both, would constitute a default by Seller under the Lease.

(c)  Lease—Commissions.    No rental, lease or other commissions with respect to the Lease are payable to Seller, to any partner or member of Seller, any party affiliated with or related to Seller or any partner or member of Seller, or to any third party whatsoever.

(d)  Sublease—Assignment.    To the best of Seller’s knowledge, the Subtenant has not assigned its interest in the Sublease or sublet any portion of the premises leased to the Subtenant under its Sublease.

(e)  Sublease—Default.    (i) Seller has not received any notice of termination or default under the Sublease, (ii) to the best of Seller’s knowledge, there are no existing or uncured defaults by Seller, by any predecessor landlord, or by Subtenant under the Sublease, (iii) to the best of Seller’s knowledge, there are no events which with passage of time or notice, or both, would constitute a default by Seller or by Subtenant, and Seller has complied with each and every undertaking, covenant, and obligation of Seller under the Sublease, (iv) Subtenant has not asserted any defense, set–off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Sublease, and (v) to the best of Seller’s knowledge, Subtenant is not using its premises in violation of any restrictive covenant applicable to the Property.

(f)  Sublease—Operating Expenses and Rent.    For purposes of this subparagraph (f), the terms “Commencement Date”, “Operating Expenses”, “Premises”, “Operating Expense Base Year”, “Building”, “Net Rental”, “Lease Year”, “Remaining Rental” and

“Base Monthly Rent” shall have the same respective meanings ascribed to such terms in the Sublease. The Commencement Date under the Sublease occurred on November 18, 2000; the Premises are comprised of a total of at least 238,600 rentable square feet; the Operating Expenses per rentable square foot of the Premises for the first twelve (12) months of the term of the Lease was equal to or less than $4.87; the Operating Expenses for the Operating Expense Base Year under the Sublease, as adjusted and grossed up as provided in the Sublease, were $4.87 per rentable square foot of the Building; the total Operating Expenses for the Operating Expense Base Year under the Sublease (as adjusted and grossed up as provided in the Sublease) were equal to or less than $1,161,982.00; the total amount of taxes which are includable in Operating Expenses (as defined in the Sublease) (“Taxes”) for the Operating Expense Base Year (as defined in the Lease) (before any adjustment thereto as provided in the Sublease) were in the amount of $37,566.50; the Net Rental annual rate under the Sublease for the second Lease Year under the Sublease (12/01/01 through 11/30/02) is $16.5845 per square foot of rentable area; the Remaining Rental annual rate under the Sublease is $4.87 per square foot of rentable area; the total annual rate of Base Monthly Rental for the second Lease Year under the Lease (12/01/01 through 11/30/02) is $21.4545 per square foot of rentable area; the actual fourth target Commencement Date under the Sublease (relating to the Remaining Space) is August 1, 2002; Seller has provided to Tenant the Statement(s) of Actual Adjustment (as defined in the Sublease) for calendar year 2000 (partial year) and calendar year 2001, and all adjustments required to have been made between Seller and Subtenant as a result of each such Statement of Actual Adjustment have been made, and Subtenant has unconditionally approved each such Statement of Actual Adjustment; and Seller has paid or reimbursed to Subtenant the amount by which Subtenant’s estimated payments to Seller for Taxes for the Operating Expense Base Year exceeded the amount of Taxes actually incurred for the Operating Expense Base Year.

(g)  Sublease—Rents and Special Consideration.    The Subtenant: (i) has not prepaid rent for more than the current month under the Subtenant’s Sublease, (ii) except for the deferral of commencement of Monthly Base Rent with respect to the Remaining Space, is not entitled to receive any rent concession (not already taken) in connection with its tenancy under its Sublease, (iii) is not entitled to any special work (not yet performed) or consideration (not yet given) in connection with its tenancy, and (iv) does not have any deed, option, or other evidence of any right or interest in or to the Real Estate, except for the rights of Subtenant under Special Stipulation 8 of the Sublease relating to Tenant’s profit participation in the sale, refinancing and net cash flow of the Real Estate (which shall be satisfied in full at or prior to the Closing) and except for such Subtenant’s tenancy as evidenced by the express terms of the Subtenant’s Sublease.

(h)  Sublease—Commissions.    Except for the balance of the leasing commission to be paid by Seller at Closing to the Leasing Agents, no rental, lease, or other commissions with respect to the Sublease are payable to Seller, to any partner or member of Seller, any party affiliated with or related to Seller or any partner or member of Seller, or to any third party whatsoever. Except for the balance of the leasing commission to be paid by Seller at Closing to the Leasing Agents, all commissions payable under, relating to, or as a result of the Sublease have been cashed–out and paid and satisfied in full by Seller. No further commissions shall be due or payable as a result of the exercise by the Subtenant under the Sublease of any right or option to extend the term of such Sublease or to expand the space leased thereunder, except as provided in the Insignia Commission Agreement, a complete and accurate copy of which has been provided by Seller to Purchaser.

(i)  Sublease—Acceptance of Premises.    (i) The Subtenant has accepted its leased premises located within the Real Estate (other than the Remaining Space), including any and all work performed therein or thereon pursuant to its Sublease, (ii) the Subtenant is in full and complete possession of its premises under its Sublease (other than the Remaining Space), and (iii) Seller has not received notice from the Subtenant that such Subtenant’s premises (other than the Remaining Space) are not in full compliance with the terms and provisions of such Subtenant’s Sublease or are not satisfactory for such Subtenant’s purposes. Subtenant has not indicated to Seller either orally or in writing its request or its intent to terminate its Sublease prior to the expiration of the term of such Sublease or to reduce the size of the premises leased by such Subtenant.

(j)  Guaranty.    Seller has delivered to Purchaser a complete and accurate copy of the Sublease Guaranty. Seller has never made demand upon Guarantor to pay or perform the obligations of the Subtenant under the Sublease, and Guarantor has not asserted any defense, set-off or counterclaim with respect to its obligations under the Sublease Guaranty.

(k)  Service Contracts.    Attached hereto as Exhibit “M” and by this reference made a part hereof is a complete and accurate list and description of all of the Service Contracts. Seller has provided Purchaser with complete and accurate copies of all Service Contracts. To the best of Seller’s knowledge, all such Service Contracts are in full force and effect in accordance with their respective provisions, all payments required to be made by Seller or the “Owner” thereunder have been paid in full, and there is no default, or claim of default, or any event which the passage of time or notice, or both, would constitute a default on the part of any party to any of such Service Contracts. All such Service Contracts are terminable without penalty or obligation to pay any severance or similar compensation on no more than thirty (30) days’ notice, except as expressly set forth on Exhibit “M”. All Service Contracts are assignable by Seller to Purchaser and no Service Contract prohibits such assignment or provides for any right, claim, or cause of action against Purchaser or the Property upon such assignment. Seller has cancelled or will cancel, effective as of the Closing, any agreement in the nature of a management agreement or service contract between Seller and any partner or member of Seller or any party affiliated with or related to Seller or any partner or member of Seller.

(l)  Warranties and Guaranties.    Attached hereto as Exhibit “P” and by this reference made a part hereof is a complete and accurate list and description of all of the Warranties. Within two (2) business days after the effective date of this Agreement, Seller shall provide Purchaser with complete and accurate copies of all such Warranties which are written, which are known by Seller to relate to the Real Estate and Personal Property and which are in the possession or control of Seller.

(m)  No Other Agreements.    Other than the Lease, the Sublease, the Service Contracts, the Existing Loan Documents, the Permitted Exceptions, the Series 2000A Bonds, the Bond Purchase Agreement, the Payment and Indemnity Agreement, and the Home Office Payment Agreement, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Real Estate.

(n)  No Litigation.    Except as disclosed on Exhibit “Q” attached hereto and by this reference made a part hereof, there are no actions, suits, or proceedings pending, or to the best of Seller’s knowledge threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. Seller also has no knowledge of any pending or threatened application for changes in the zoning applicable to the Real Estate or any portion thereof.

(o)  Condemnation.    Except as provided in the second paragraph of Paragraph 18 hereof, no condemnation or other taking by eminent domain of the Real Estate or any portion thereof has been instituted and, to the best of Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Real Estate or any portion thereof or its use.

(p)  Proceedings Affecting Access.    Except as provided in the second paragraph of Paragraph 18 hereof, there are no pending or, to the best of Seller’s knowledge, threatened proceedings that could have the effect of impairing or restricting access between the Real Estate and adjacent public roads.

(q)  Declaration of Restrictive Covenants.    The Improvements located on the Land comply with the requirements of Paragraphs 2, 4 and 5 of Exhibit “E” attached to that certain Declaration of Restrictive Covenants by Seller and Spring Creek Partners, LLC in favor of Autumn Chase Homeowner’s Association, Inc., dated June 1, 2000, recorded in Deed Book 29747, Page 219, Fulton County, Georgia records, and Seller has fully complied with the covenants set forth in Paragraph 5(a) of Exhibit “E” attached to such Declaration of Restrictive Covenants.

(r)  No Assessments.    No assessments have been made against the Real Estate that are unpaid, whether or not they have become liens, and no impact fees or similar charges or sums are payable as result of the construction of the Improvements. If the Real Estate, or any part thereof, shall be, or shall have been affected by an assessment or assessments, made on or before the date of Closing, and that are, or may become payable in installments, and if the payment of all of such installments are not the unconditional obligation of the Subtenant under the Sublease, then for the purposes of this Agreement all of the unpaid installments of any such assessments, the payment of which are not the unconditional obligation of the Subtenant under the Sublease, including those that are to become due and payable after the Closing, shall be deemed to be due and payable immediately and shall be paid and discharged in full by Seller at the Closing.

(s)  Conditions of Improvements.    Seller is not aware of any structural or other defects, latent or otherwise, in the Improvements. The heating, ventilating, air conditioning, electrical, plumbing, water, elevator, roofing, storm drainage and sanitary sewer systems at or servicing the Real Estate are, to the best of Seller’s knowledge, in good condition and working order and Seller, or Seller’s employees or agents, are not aware of any defects or deficiencies, latent or otherwise, therein.

(t)  Certificates.    There are presently in effect permanent certificates of occupancy, licenses, and permits as may be required for the Real Estate (except for the Remaining Space), and the present use and occupation of the Real Estate is in compliance and conformity with the certificates of occupancy and all licenses and permits (other than the Remaining Space as to which no certificate of occupancy has been issued as of the Effective Date). Within two (2) business days after the effective date of this Agreement, Seller shall provide Purchaser with complete and accurate copies of all such Certificates of Occupancy, licenses and permits which are known by Seller to relate to the Real Estate and which are in the possession or control of Seller. There has been no notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee directed to Seller and requesting the performance of any work or alteration in respect to the Real Estate which has not been complied with.

(u)  Compliance With Governmental Requirements.    To the best of Seller’s knowledge, there are no violations of law, municipal or county ordinances, or other legal requirements with respect to the Real Estate, and the Improvements comply with all applicable legal requirements with respect to the use, occupancy, and construction thereof, including the Americans with Disabilities Act. The Real Estate is currently zoned in a classification such as will permit the operation of the Real Estate as an office building and associated parking and the conditions, if any, to the granting of the zoning of the Real Estate have been satisfied.

(v)  Survey.    Seller has heretofore delivered to Purchaser the most current “as-built” survey of the Real Estate in the possession or control of Seller.

(w)  Initial Utility Charges.    All installation and connection charges for utilities serving the Property have been paid in full.

(x)  No Liens.    All contractors, subcontractors, and other persons or entities furnishing work, labor, materials, or supplies by or at the instance of Seller for the Property have been paid in full and, other than routine ongoing charges pursuant to the Service Contracts, there are no claims against the Property or Seller in connection therewith.

(y)  No Liens Upon Building Service Equipment.    None of the fixtures, equipment, apparatus, fittings, machinery, appliances, furniture, furnishings, and articles of personal property attached or appurtenant to, or used in connection with the occupation or operation of, all or any part of the Real Estate are leased by Seller from third parties (except for any of same as are leased by Seller from Issuer under the Lease), and all of same which are owned by Seller or leased by Seller under the Lease, including the Personal Property, are free of any and all liens, encumbrances, charges, or adverse interests, except for the security interest granted to First Union National Bank under the Existing Loan Documents, which security interest shall be terminated at the time of the Closing.

(z)  Employees.    There are no employment, collective bargaining, or similar agreements or arrangements between Seller and any of its employees or others which will be binding on Purchaser or any of Purchaser’s successors in title.

(aa)  Bankruptcy.    Seller is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(bb)  Authorization.    Seller is a duly organized and validly existing limited liability company under the laws of the State of Georgia. This Agreement has been duly authorized and executed on behalf of Seller, all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose, and this Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of Seller’s Articles of Organization or Operating Agreement, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Seller is a party or by which Seller is bound (provided that the indebtedness secured by the Existing Loan Documents shall be paid in full by Seller at Closing).

(cc)  Seller Not a Foreign Person.    Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

At Closing, Seller shall represent and warrant to Purchaser that all such representations and warranties of Seller in this Agreement remain true and correct as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Purchaser expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing. Each and all of the express representations, warranties and covenants made and given by Seller to Purchaser in this Paragraph 9 shall survive the Closing for a period of one (1) year thereafter, except to the extent that a notice of breach of any representation, warranty or covenant has been given prior to such expiration. If there is any change in any representations or warranties and Seller does not cure or correct such changes prior to Closing, then Purchaser may, at Purchaser’s option, (i) close and consummate the transaction contemplated by this Agreement, except that after such closing and consummation Purchaser shall have the right to seek monetary damages from Seller only with respect to any such changes which are willfully caused by Seller or any such representations or warranties which are willfully breached by Seller, or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only (1) for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement and (2) that Purchaser shall have the right to seek monetary damages from Seller only with respect to any changes in such representations and warranties which are willfully caused by Seller or any such representations and warranties which are willfully breached by Seller.

Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any representation or warranty, express or implied, regarding the Real Estate, whether made by Seller, on Seller’s behalf or otherwise. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, and economic condition of the Real Estate and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on Seller’s behalf. Purchaser shall be provided the right and opportunity to inspect the Real Estate and, subject to the terms and conditions of this Agreement, shall purchase the Leasehold Estate with respect to the Real Estate in the Real Estate’s “as is” condition, “with all faults”.

10.  Seller’s Additional Covenants.    Seller does hereby further covenant and agree as follows:

(a)  Operation of Property.    Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not modify, amend, or terminate the Lease or the Sublease or enter into any new lease, contract, or other agreement respecting the Property, unless Seller obtains the prior written consent to same from Purchaser, which consent shall not be unreasonably withheld, (iii) not waive any rights of Seller under the Lease, the Sublease, the Sublease Guaranty, the Series 2000A Bonds, the Bond Purchase Agreement, the Payment and Indemnity Agreement, any Service Contract or any Permitted Exceptions, (iv) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property without the prior written consent of Purchaser, and (v) cause the Real Estate to be operated, maintained, and repaired in the same manner as the Real Estate is currently being operated, maintained, and repaired. Purchaser hereby consents to Seller amending the Lease pursuant to the Fifth Amendment to Lease Agreement in the form attached hereto as Exhibit “F” and by reference made a part hereof. Purchaser also consents to the execution and recordation of the Boundary Line Agreement, the Reciprocal Easement Agreement and Second Lease Amendment once the form of each of same has been approved by Seller and Purchaser as provided herein.

(b)  Removal of Personal Property.    Seller shall neither transfer nor remove any Personal Property or any fixtures owned or leased by Seller from the Real Estate after the date of this Agreement except for the purposes of replacement thereof, in which case such replacements shall be promptly installed and shall be comparable in quality to the items being replaced.

(c)  Preservation of Sublease.    Seller shall, from and after the date of this Agreement to the date of Closing, use its best efforts to perform and discharge all of the duties and obligations and shall otherwise comply with every covenant and agreement of the landlord under the Sublease, at Seller’s expense, in the manner and within the time limits required thereunder. Furthermore, Seller shall, for the same period of time, use diligent and good faith efforts to cause the Subtenant under the Sublease to perform all of its duties and obligations and otherwise comply with each and every one of its covenants and agreements under such Sublease and shall take such actions as are reasonably necessary to enforce the terms and provisions of such Sublease. Seller hereby agrees that from and after full execution of this Agreement, Seller shall not request, authorize or direct First Union National Bank to draw on or negotiate the Letter of Credit issued by Wachovia Bank, N.A. and held by First Union National Bank under the Sublease.

(d)  Insurance.    From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, continue to maintain the same special form/”all-risk” insurance covering the Real Estate and Personal Property which is currently in force and effect.

(e)  Estoppel Certificates.    Seller agrees to use reasonable and diligent efforts in good faith to obtain and deliver to Purchaser the Subtenant Estoppel Certificate and the Guarantor Estoppel Certificate duly executed by the applicable signatories thereof and certifying as to the matters set forth in the forms of such estoppel certificates attached to this Agreement. The failure of Seller to obtain the Subtenant Estoppel Certificate after Seller shall use reasonable and diligent efforts in good faith to obtain same shall not constitute a default by Seller under this Agreement.

(f)  Boundary Line Agreement and Second Lease Amendment.    Seller agrees to use reasonable and diligent efforts in good faith to obtain and record prior to Closing the Boundary Line Agreement and the Second Lease Amendment, duly executed by the applicable signatories thereof.

(g)  Amendment to Sublease.    Seller agrees to use reasonable and diligent efforts in good faith to obtain an amendment to the Sublease substantially in the form attached hereto as Exhibit “F” and by reference made a part hereof (i.e., the Fifth Sublease Amendment), duly executed by Seller, Subtenant and Guarantor. The failure of Seller to obtain the Fifth Sublease Amendment after Seller shall use reasonable and diligent efforts in good faith to obtain same shall not constitute a default by Seller under this Agreement.

(h)  Amendment to Agreement Regarding Letter of Credit.    Seller agrees to use reasonable and diligent efforts in good faith to obtain an amendment to and restatement of the Agreement Regarding Letter of Credit substantially in the form of the Assignment, Assumption, Amendment and Restatement of Agreement Regarding Letter of Credit attached hereto as Exhibit “W” and by reference made a part hereof, duly executed by Seller, Subtenant and Guarantor. The failure of Seller to obtain such amendment and restatement of the Agreement Regarding Letter of Credit after Seller shall use reasonable and diligent efforts in good faith to obtain same shall not constitute a default by Seller under this Agreement.

(i)  Project Architect Certificate.    Seller agrees to use reasonable and diligent efforts in good faith to obtain and deliver to Purchaser the Project Architect Certificate duly executed by the Architect and certifying to the matters set forth in the form attached hereto as Exhibit “I” and by reference made a part hereof. The failure of Seller to obtain the Project Architect Certificate after Seller shall use reasonable and diligent efforts in good faith to obtain same shall not constitute a default by Seller under this Agreement.

(j)  Amendment to Insignia Commission Agreement.    Seller agrees to use reasonable and diligent efforts in good faith to obtain an amendment to the Insignia Commission Agreement which shall provide for the deletion of Paragraph 1(B) of the Insignia Commission Agreement. The failure of Seller to obtain such amendment of the Insignia Commission Agreement after Seller shall use reasonable and diligent efforts in good faith to obtain same shall not constitute a default by Seller under this Agreement.

(k)  Amendment to Building 3 Lease.    Seller agrees to use reasonable and diligent efforts in good faith to obtain an amendment to the Building 3 Lease in the form attached hereto as Exhibit “CC” and by reference made a part hereof. The failure of Seller to obtain the signatures of Subtenant and Guarantor on such amendment to the Building 3 Lease after Seller shall use reasonable and diligent efforts in good faith to obtain same shall not constitute a default by Seller under this Agreement.

(l)  Cooperation with Purchaser’s Auditors and SEC Filing Requirements.    Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Wells Operating Partnership, L.P. or Wells Real Estate Investment Trust, Inc.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Arthur Andersen LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for 2000 (partial year), 2001 and 2002 (to the date of Closing), and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit “DD” and by this reference made a part hereof (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense; and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.

(m)  As–Built Survey.    Seller agrees to obtain at Seller’s cost and deliver to Purchaser, within fifteen (15) days after the date hereof, an as-built survey of the Real Estate (the “As-Built Survey”) of the Real Estate, complying with the Survey Requirements, prepared for and certified to Purchaser and the Title Company by a registered land surveyor approved by Purchaser, which approval shall not be unreasonably withheld. The As-Built Survey shall be dated not earlier than one (1) month prior to the Closing. Seller shall cause the surveyor to prepare the As-Built Survey in compliance with the Survey Requirements.

(n)  Public Sewer Service and Off-Site Drainage Rights.    Seller agrees to use reasonable and diligent efforts in good faith to obtain and deliver to Purchaser at least two (2) business days prior to the expiration of the Inspection Period, evidence that no drainage of surface or other water from the Real Estate across the land of others is required, or if required, that such drainage is provided for through public easements or private easements appurtenant to the Land, and that sanitary sewer service to the Real Estate is provided by publicly dedicated easements or rights-of-way available at the boundary line(s) of the Land, or through private easements appurtenant to the Land that connect to a publicly dedicated easement or right-of-way.

11.  Closing.    Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser may waive expressly and in writing, at or prior to Closing, any conditions that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held on or before the date which is fifteen (15) days after the expiration of the Inspection Period, at an office in Atlanta, Georgia at such specific office, and at such specific time and date as shall be designated by Purchaser in a written notice to Seller not less than three (3) business days prior to Closing. In the event Purchaser fails to give such notice of the time, date and place of Closing, the Closing shall occur at 1:30 p.m. on the last date for such Closing as provided above, at the office of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308.

12.  Seller’s Closing Documents.    For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price described in Paragraph 3 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a)  Assignment and Assumption of Lease.    An Assignment and Assumption of Lease in the form and substance of Exhibit “R” attached hereto and by this reference made a part hereof conveying to Purchaser marketable title to the Leasehold Estate, together with all rights, members, easements, and appurtenances thereof, subject only to the Permitted Exceptions;

(b)  Quitclaim Deed.    A Quitclaim Deed releasing and quitclaiming to Purchaser all of Seller’s right, title and interest in and to the Real Estate. In the event Purchaser obtains a new or updated survey of the Real Estate, the Quitclaim Deed shall contain a legal description based upon such survey obtained by Purchaser;

(c)  Bill of Sale.    A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form and substance of Exhibit “S” attached hereto and by this reference made a part hereof;

(d)  Blanket Transfer.    A Blanket Transfer and Assignment in the form and substance of Exhibit “T” attached hereto and by this reference made a part hereof;

(e)  Assignment and Assumption of Sublease.    An Assignment and Assumption of Sublease in the form and substance of Exhibit “U” attached hereto and by this reference made a part hereof, assigning to Purchaser all of Seller’s right, title, and interest in and to the Sublease and the Fifth Sublease Amendment and the rents thereunder;

(f)  Letter of Credit.    The original Letter of Credit deposited by Subtenant with First Union National Bank, as the beneficiary thereunder, together with the Assignment of Letter of Credit in the form and substance of Exhibit “V” attached hereto and by this reference made a part hereof, executed by both Seller and First Union National Bank;

(g)  Amended and Restated Agreement Regarding Letter of Credit.    An Assignment, Assumption, Amendment and Restatement of Agreement Regarding Letter of Credit among Seller, Subtenant and Purchaser in the form and substance of Exhibit “W” attached hereto and made a part hereof, executed by Seller and Subtenant;

(h)  Seller’s Certificate.    A certificate evidencing the reaffirmation of the truth and accuracy of Seller’s representations, warranties, and agreements set forth in Paragraphs 9 and 20 hereof;

(i)  Seller’s Affidavit.    A customary Seller’s Affidavit in the form of Exhibit “X” attached hereto and by this reference made a part hereof;

(j)  FIRPTA Certificate.    A FIRPTA Affidavit in the form and substance of Exhibit “Y” attached hereto and by this reference made a part hereof;

(k)  Assignment of Bonds.    An Assignment of Series 2000A Bonds in the form and substance of Exhibit “Z” attached hereto and by this reference made a part hereof, assigning to Purchaser the Series 2000A Bonds executed by Seller and with Seller’s signature guaranteed by an institution which is a participant in the Securities Transfer Agent Medallion Program;

(l)  Assignment of Bond Documents.    An Assignment of Bond Documents in the form and substance of Exhibit “AA” attached hereto and by this reference made a part hereof assigning to Purchaser all of Seller’s right, title and interest in and to the Bond Purchase Agreement, the Payment and Indemnity Agreement, and the Home Office Payment Agreement;

(m)  Bond Transfer Opinion.    The Bond Transfer Opinion in the form required by the trustee under the Indenture;

(n)  Replacement Series 2000A Bond(s).    A replacement Series 2000A Bond or Bonds issued by the Issuer in the name of Purchaser in the aggregate amount of $32,500,000;

(o)  Construction Management Agreement.    If required under Paragraph 4 hereof, a Construction Management Agreement between Seller and Purchaser as contemplated under Paragraph 4 hereof and in form and substance as mutually agreed upon by Seller and Purchaser prior to the expiration of the Inspection Period;

(p)  Tenant Improvement Escrow Agreement.    If required under Paragraph 4 hereof, a Tenant Improvement Escrow Agreement among Seller, Purchaser and Title Company as contemplated pursuant to Paragraph 4 hereof, in form and substance as mutually agreed by Seller and Purchaser prior to the expiration of the Inspection Period, and executed by Seller and the Title Company;

(q)  Surveys and Plans.    Such surveys, site plans, plans and specifications, and other matters relating to the Property as are described in subparagraph (a) of the Blanket Transfer and Assignment and are in the possession or control of Seller;

(r)  Certificates of Occupancy.    Original Certificates of Occupancy for all space within the Improvements, to the extent same are in the possession or control of Seller;

(s)  Original Documents.    The original executed counterpart(s) of the Lease, the Sublease, the Sublease Guaranty, the Series 2000A Bonds, the Bond Purchase Agreement, and the Payment and Indemnity Agreement in the possession or control of Seller;

(t)  Service Contracts.    An original executed counterpart of each Service Contract;

(u)  Estoppel Certificates.    The Subtenant Estoppel Certificate and the Guarantor Estoppel Certificate referred to in Paragraphs 7(e) and 7(f) hereof, if not previously delivered to Purchaser;

(v)  Operating Expense Statements.    Statements, certified to be complete and accurate by Seller, of operating expenses and other financial and expense information required in order to compute any escalations of and adjustments in rent, additional rent, operating expenses, taxes, and other charges under the Sublease for 2001 and for the period of Seller’s ownership during 2002;

(w)  Limited Liability Company Resolution.    Either (i) a copy of a resolution of the Members of Seller, certified by an appropriate officer or manager of Seller to be in force and unmodified as of the date and time of Closing, authorizing the execution and delivery of documents required hereunder, and designating and guaranteeing the signatures of the officers or managers of Seller who are to execute and deliver all such documents on behalf of Seller or (ii) such other evidence of the power and authority of the particular signing officer, manager or member of Seller to execute and deliver all such documents on behalf of and so as to bind Seller as shall be reasonably required by the Title Company;

(x)  Keys and Records.    All of the keys or access cards to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession or control;

(y)  Sale Notices.    Notices from Seller and Purchaser to the Issuer, Trustee and Subtenant of the sale of the Property to Purchaser in such forms as Purchaser shall reasonably approve;

(z)  Termite Report.    A certificate of treatment and written report from a reputable exterminating company specifying that the Improvements have been treated and are free and clear of termites and other wood destroying organisms and damage from same;

(aa)  Settlement Statement.    A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and

(bb)  Other Documents.    Such other documents as shall be reasonably required by Purchaser’s counsel or the Title Company and sufficient to cause the Title Company to issue an ALTA leasehold owner’s title insurance policy to Purchaser (i) subject only to the Permitted Exceptions and without exception for any standard exception for mechanics’ or materialmen’s liens (whether choate or inchoate), or the lien rights (whether choate or inchoate of any person pursuant to the Georgia Commercial Real Estate Broker Lien Act, O.C.G.A. § § 44-14-600 et seq., and (ii) including such endorsements as Purchaser may desire, including, without limitation, a Zoning 3.1 endorsement (plus parking), a comprehensive endorsement and such other affirmative coverage as Purchaser may elect to obtain.

13.  Purchaser’s Closing Documents.    Purchaser shall obtain or execute, at Purchaser’s expense, and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

(a)  Assignment and Assumption of Lease.    The Assignment and Assumption of Lease in the form and substance of Exhibit “R” attached hereto;

(b)  Blanket Transfer.    A Blanket Transfer and Assignment in the form and substance of Exhibit “T” attached hereto;

(c)  Assignment and Assumption of Sublease.    The Assignment and Assumption of Sublease in the form and substance of Exhibit “U” attached hereto;

(d)  Assignment of Bond Documents.    The Assignment of Bond Documents in the form and substance of Exhibit “AA” attached hereto;

(e)  Assignment of Letter of Credit.    The Assignment of Letter of Credit in the form and substance of Exhibit “V” attached hereto;

(f)  Sale Notices.    Notices from Seller and Purchaser to the Issuer, Trustee and Subtenant of the sale of the Property to Purchaser;

(g)  Amended and Restated Agreement Regarding Letter of Credit.    The Assignment, Assumption, Amendment and Restatement of Agreement Regarding Letter of Credit in the form and substance of Exhibit “W” attached hereto;

(h)  Home Office Payment Agreement.    A Home Office Payment Agreement among the Trustee under the Indenture, the Issuer and Purchaser in its capacities as the purchaser of the Series 2000A Bonds and as the successor lessee under the Lease;

(i)  Construction Management Agreement.    If required under Paragraph 4 hereof, the Construction Management Agreement contemplated under Paragraph 4 hereof;

(j)  Tenant Improvement Escrow Agreement.    If required under Paragraph 4 hereof, the Tenant Improvement Escrow Agreement contemplated under Paragraph 4 hereof;

(k)  Settlement Statement.    A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(l)  Other Documents.    Such other documents as shall be reasonably required by Seller’s counsel.

14.  Closing Costs.    Seller shall pay the cost of the transfer tax imposed by the State of Georgia upon the conveyance of the Property pursuant hereto, any transfer fee or documentation charge imposed by the Issuer and the Trustee, the attorneys’ fees of Seller, the attorneys’ fee of the Issuer and the Trustee (if any), and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of the examination of title to the Property, the premium for any leasehold owner’s policy of title insurance obtained by Purchaser, the recording fees on the Assignment and Assumption of Lease and Quitclaim Deed from Seller to Purchaser to be recorded in connection with this transaction, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto. All other expenses relating to this transaction shall be allocated in the manner customary for commercial transactions in Atlanta, Georgia.

15.  Prorations.  The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the date of Closing:

(a)  Rents.    Rents, additional rents, operating costs, and other income of the Property (other than security deposits) collected by Seller from the Subtenant for the month of Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (not including security deposits) prepaid by the Subtenant for any period following the month of Closing, or otherwise. In addition to the foregoing, at Closing, Seller shall pay as an expense the Estimated Remaining Space Rent Credit (which expense shall be subject to adjustment as provided in Paragraph 15(f) below). Purchaser shall also receive a credit at Closing for the total sum of all security deposits paid by the Subtenant under the Sublease and not theretofore applied to delinquent rent and other charges payable by the Subtenant. Seller hereby acknowledges that Purchaser shall not be legally responsible to Seller for the collection of any uncollected rent or other income under the Sublease that is past due or otherwise due and payable as of the date of Closing. Purchaser agrees that if (i) Subtenant is in arrears on the date of Closing in the payment of rent or other charges under such Subtenant’s Sublease, and (ii) upon Purchaser’s receipt of any rental or other payment from the Subtenant, such Subtenant is, or after application of a portion of such payment will be, current under such Lease in the payment of all accrued rental and other charges that become due and payable on the date of Closing or thereafter and in the payment of any other obligations of the Subtenant to

Purchaser, then Purchaser shall refund to Seller, out of and to the extent of the portion of such payment remaining after Purchaser deducts therefrom any and all sums due and owing it from the Subtenant from and after the date of Closing, an amount up to the full amount of any arrearage existing on the date of Closing.

(b)  Real Estate Taxes.    City, state, county, and school district ad valorem taxes based on the ad valorem tax bills for the Real Estate, if then available, or if not, then on the basis of the latest available tax figures and information. Should such proration be based on such latest available tax figures and information and prove to be inaccurate on receipt of the ad valorem tax bills for the Real Estate for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Real Estate for the year of Closing or any prior year, any additional tax payment for the Real Estate required to be paid with respect the year of Closing shall be prorated between Purchaser and Seller and any such additional tax payment for the Real Estate for any year prior to the year of Closing shall be paid by Seller.

(c)  Utility Charges.    Except for utilities which are the direct responsibility of the Subtenant to the applicable public or private utilities supplier, Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Real Estate prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Real Estate subsequent to the Closing. Seller and Purchaser hereby agree to prorate as of midnight preceding the date of Closing and pay their respective shares of all utility bills received subsequent to Closing (if they include a service period prior to the date of Closing), which agreement shall survive Closing. Seller shall be entitled to all deposits presently in effect with the utility providers.

(d)  Service Contracts.    Charges under the Service Contracts shall be prorated as of Midnight preceding the date of Closing.

(e)  Other Subtenant Charges.    Where the Sublease contains Subtenant obligations for taxes, common area expenses, operating expenses or additional charges of any nature, and where Seller shall have collected on an estimated basis any portion thereof in excess of amounts actually payable by Subtenant for such items for the period prior to the date of Closing, then there shall be an adjustment and credit given to Purchaser on the date of Closing for such excess amounts collected. Purchaser shall apply all such excess amounts to the charges owed by Purchaser for such items for the period after the date of Closing, and if required by the Sublease, shall rebate or credit Subtenant with any remainder. If it is determined subsequent to the Closing that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by more than the amount previously credited to Purchaser at Closing, then Seller shall promptly pay to Purchaser the deficiency. If it is determined subsequent to Closing that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by less than the amount previously credited to Purchaser at Closing, then Purchaser shall promptly pay to Seller the overpayment.

(f)  Remaining Space Rent Credit.    Within one hundred twenty (120) days after the end of calendar year 2002, Purchaser shall deliver to Seller and Subtenant (i) the “Statement of Actual Adjustment” as required by Section 8 of the Sublease, and (ii) a calculation (including a reasonably detailed explanation thereof) of the Actual Remaining Space Rent Credit taking into account all of the applicable provisions of the Sublease. In the event the Actual Remaining Space Rent Credit shall exceed the Estimated Remaining Space Rent Credit, then Seller shall pay the difference to Purchaser within fifteen (15) Business Days after Seller’s receipt of such calculation; and in the event that the Actual Remaining Space Rent Credit shall be less than the Estimated Remaining Space Rent Credit, then Purchaser shall promptly pay the difference to Seller within three (3) Business Days after Seller’s receipt of such calculation. Purchaser hereby agrees not to modify the Sublease in any manner that would delay the commencement date for full Base Monthly Rental under the Sublease. In the event Purchaser shall receive any Base Monthly Rental from Subtenant with respect to the Remaining Space attributable to the period from the date of Closing to July 31, 2002, Purchaser shall promptly remit such amount to Seller.

The obligations of the parties under this Paragraph 15 shall survive the Closing.

16.  Purchaser’s Default.    In the event of default by Purchaser under the terms of this Agreement, Seller’s sole and exclusive remedy shall be to terminate this Agreement and receive the Earnest Money from Escrow Agent as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of a default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the receipt and retention of the Earnest Money. The limitations on Purchaser’s liability under this Paragraph 16 shall be inapplicable to the liability of Purchaser for payments, if any, due by Purchaser to Seller under Paragraph 5 hereof.

17.  Seller’s Default.    In the event of default by Seller under the terms of this Agreement, except as otherwise specifically set forth herein, at Purchaser’s option: (i) Purchaser shall be entitled to an immediate refund of all but Twenty-Five Dollars ($25.00) of the Earnest Money and to pursue against Seller an action for specific performance, or (ii) Purchaser may terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser and Seller shall be responsible for, and Purchaser shall be entitled to seek, actual damages from Seller up to a maximum of $500,000.00; provided, however, the foregoing cap or limitation on actual damages shall not be applicable if Seller knowingly and intentionally breaches any covenant to be performed or any representation or warranty made by Seller under this Agreement or knowingly and intentionally does anything to make impossible or defeat the remedy of specific performance.

18.  Condemnation.    If, after the Effective Date and prior to the Closing, all or any part of the Real Estate is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Real Estate is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within fifteen (15) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 18, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for the obligations of the parties which are herein expressly stated to survive the termination of this Agreement. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest in the Real Estate taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. At such time as all or a part of the Real Estate is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as hereinabove provided, Purchaser shall be permitted to participate in the proceedings as if Purchaser were a party to the action. Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

Seller has advised Purchaser that a portion of the real property currently constituting the 6405 Property will be taken by eminent domain or condemnation (or sale in lieu thereof) in order to expand the rights-of-way of Georgia Highway 400 and Mount Vernon Highway, and that following such taking by eminent domain or condemnation (or sale in lieu thereof), the boundaries of the 6405 Property shall be adjusted to the proposed right-of-way lines as shown on that certain Boundary Survey prepared for Seller by HDR/W.L. Jorden Engineers, dated March 27, 2001, last revised May 14, 2002. Purchaser acknowledges and agrees that such condemnation action or proceeding (or sale in lieu thereof) with respect to the 6405 Property as contemplated above shall not give rise to the right of Purchaser to terminate this Agreement, and Purchaser shall have no right to any award that may be made for such taking, notwithstanding that the Real Estate may include easements over and with respect to the portion of the 6405 Property to be so taken.

19.  Damage or Destruction.    If any of the Improvements shall be destroyed or damaged prior to the Closing, and if either the estimated cost of repair or replacement exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) or the damage is such that the Sublease is terminated or terminable at the option of the Subtenant (unless the termination option is waived in writing), Purchaser may, by written notice given to Seller within twenty (20) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect. If Purchaser does not elect to terminate this Agreement pursuant to this Paragraph 19, or has no right to terminate this Agreement (because the damage or destruction does not exceed $250,000.00 and would not give rise to a right by Subtenant to terminate its Sublease), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller pursuant to Paragraph 10(d) hereof (less amounts of insurance theretofore received and applied by Seller to costs actually incurred for restoration). Seller shall not settle or release any damage or destruction claims without obtaining Purchaser’s prior written consent in each case. All said insurance proceeds received by Seller by the date of Closing shall be paid by Seller to Purchaser at Closing, together with the lesser of (i) that amount necessary to cover any difference between the amount of such proceeds and the estimated cost of repair or replacement, or (ii) the amount of the deductible under Seller’s all–risk property damage insurance policy. In addition, at Closing, Seller shall pay over to Purchaser, and assign to Purchaser, all proceeds of any rent loss insurance for the period of time commencing on the date of Closing. If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments in order that Purchaser receive all of Seller’s right, title, and interest in and under said insurance proceeds.

20.  Hazardous Substances.    To the best of Seller’s knowledge (i) except for diesel fuel stored and used in connection with emergency generators installed at the Real Estate, Hazardous Substances (including glycol and sulfuric acid) contained in the battery power plants installed by Subtenant within the space leased by Subtenant, and other Hazardous Substances in cleaning fluids commonly and legally stored or used as a consequence of using a building for office space uses, all stored and used solely for the purposes set forth above with respect to each such Hazardous Substance, and all in the quantities commonly and legally stored and used for such purposes, no Hazardous Substances or any other pollutants, toxic materials, or contaminants have been or shall prior to Closing be discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on the Real Estate, (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Real Estate, (iii) no polychlorinated biphenyls are located on or in the Real Estate, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or any other device or form, (iv) no underground storage tanks are located on the Real Estate or were located on the Real Estate and subsequently removed or filled, (v) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to hazardous substances is proposed, threatened, anticipated or in existence with respect to the Real Estate, and (vi) the Real Estate has not previously been used as a landfill, cemetery, or as a dump for garbage or refuse. Seller hereby indemnifies Purchaser and agrees to holds Purchaser harmless from and against any lost, cost, damage, liability or expense due to or arising out of the breach of any representation or warranty contained in this Paragraph 20. The representations and warranties set forth in this Paragraph 20 and the indemnification given herein shall expressly survive the Closing.

20.  Assignment.    This Agreement and Purchaser’s rights, duties, and obligations hereunder may not be delegated, transferred, or assigned by Purchaser without the prior written consent of Seller, and any assignee or transferee proposed by Purchaser shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller. Notwithstanding the foregoing to the contrary, this Agreement, and Purchaser’s rights and duties hereunder, may be freely assigned and transferred to any entity under common control with Purchaser or controlled by Purchaser or to Wells Operating Partnership, L.P., a Delaware limited partnership, or to any partnership having Purchaser or Wells Operating Partnership, L.P. as a direct or indirect general partner. In the event of any such transfer or assignment, Seller shall look solely to such transferee or assignee for the performance of all obligations, covenants, conditions, and agreements imposed upon Purchaser pursuant to the terms of this Agreement. For purposes of this Paragraph 21, the term “control” shall mean a twenty percent (20%) ownership in the applicable entity.

22.  Broker’s Commission.    Upon the Closing, and only in the event of Closing, Seller shall pay to Broker a real estate sales commission pursuant to the terms of a separate agreement between Seller and Broker. Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker. This Paragraph 22 shall survive the Closing or any termination of this Agreement.

23.  Notices.    Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, facsimile transmission or sent by U.S. certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:    Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Attn: Mr. Jeffrey A. Gilder
Facsimile: (770) 200-8199

with a copy to:    Troutman Sanders LLP
Bank of America Plaza, Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308–2216
Attn: Mr. John W. Griffin
Facsimile: (404) 962-6577

SELLER:                     Mount Vernon Place Partners, LLC
c/o Griffin Management Services, Inc.
800 Mount Vernon Highway, Suite 300
Atlanta, Georgia 30328
Attn: Mr. Joel J. Griffin
Facsimile: (770) 522-7410

with a copy to:             The Taylor Law Firm, PC
Suite 1200 Tower Place 100
3340 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attn: Mr. Bradley J. Taylor
Facsimile: (404) 261-6779

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received on the date of delivery, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission.

24.  Possession.    Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Sublease and the Permitted Exceptions.

25.  Time Periods.    If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

26.  Access to Records Following Closing.    Purchaser agrees that for a period of two (2) years following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s Norcross, Georgia office, the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of two (2) years following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s Atlanta, Georgia office, all books, records, and files, if any, retained by Seller relating to the ownership and operation of the Property prior to the Closing. The obligations of the parties under this Paragraph 26 shall survive the Closing.

27.  Survival of Provisions.    All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement; provided, however, that the representations and warranties contained in Paragraphs 9 and 29 hereof shall automatically expire on the date which is one (1) year after the date of Closing, except to the extent that a notice of breach of any representation or warranty has been given prior to such expiration.

28.  Severability.    This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

29.  Authorization.    Purchaser represents to Seller that this Agreement has been duly authorized and executed on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, and all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

30.  General Provisions.    No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

31.  Termination of 6405 Contract.    Concurrently with the execution and delivery of this Agreement, Spring Creek Partners, LLC, a Georgia limited liability company (“Spring Creek”) and Purchaser have entered into that certain Agreement for the Purchase and Sale of Property of even date herewith for the sale by Spring Creek to Purchaser, and the purchase by Purchaser from Spring Creek, of the 6405 Property which adjoins the Land (the “6405 Contract”). In the event Purchaser elects to terminate the 6405 Contract on or prior to the expiration of the Inspection Period (as defined therein) pursuant Paragraph 8 of the 6405 Contract, and not as a result of a default or breach by Spring Creek under the 6405 Contract, then this Agreement shall automatically be terminated pursuant to Paragraph 6 of this Agreement, whereupon Escrow Agent shall disburse the Earnest Money as provided in Paragraph 6 of this Agreement, and neither Seller nor Purchaser party shall have any other rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”: MOUNT VERNON PLACE PARTNERS, LLC, a Georgia limited liability company

By:	/s/ JOEL J. GRIFFIN (SEAL)
Joel J. Griffin Managing Member

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“PURCHASER”: WELLS CAPITAL, INC., a Georgia corporation

By:	/s/ DOUGLAS P. WILLIAMS
Douglas P. Williams Senior Vice President
(CORPORATE SEAL)

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